Exhibit A

Mutual Fund Series Trust

Class C Master Distribution Plan

AMENDMENT Dated AUGUST 16, 2017

The Class C Master Distribution Plan has been adopted with respect to the following Funds:

AlphaCentric Asset Rotation Fund

AlphaCentric Income Opportunities Fund

AlphaCentric Bond Rotation Fund

AlphaCentric Hedged Market Opportunity Fund

AlphaCentric Global Innovations Fund

Camelot Premium Return Fund

Camelot Excalibur Small Cap Income Fund

Catalyst Intelligent Alternative Fund

Catalyst Hedged Futures Strategy Fund

Catalyst Insider Buying Fund

Catalyst Insider Income Fund

Catalyst Insider Long/Short Fund

Catalyst Macro Strategy Fund

Catalyst Small-Cap Insider Buying Fund

Catalyst Dynamic Alpha Fund

Catalyst/CP World Equity Fund

Catalyst/CP Focus Large Cap Fund

Catalyst/CP Focus Mid Cap Fund

Catalyst Buyback Strategy Fund

Catalyst/Groesbeck Growth of Income Fund

Catalyst/Exceed Defined Risk Fund

Catalyst Exceed Defined Shield Fund

Catalyst/Lyons Tactical Allocation Fund

Catalyst/Princeton Floating Rate Income Fund

Catalyst/MAP Global Balanced Fund

Catalyst/MAP Global Equity Fund

Catalyst/SMH High Income Fund

Catalyst/SMH Total Return Income Fund

Catalyst/Stone Beach Income Opportunity Fund

Catalyst Time Value Trading Fund

Catalyst/Princeton Hedged Income Fund

Catalyst MLP & Infrastructure Fund

Catalyst/Princeton Credit Opportunity Fund

Catalyst/Auctos Multi-Strategy Fund

Catalyst IPOx Allocation Fund

Catalyst Hedged Commodity Strategy Fund

Catalyst/Millburn Hedge Strategy Fund

Day Hagan Tactical Allocation Fund

Day Hagan Tactical Dividend Fund

Day Hagan Hedged Strategy Fund

Empiric 2500 Fund

Eventide Gilead Fund

Eventide Healthcare and Life Sciences Fund

Eventide Multi-Asset Income Fund

Eventide Global Dividend Opportunities Fund

JAG Large Cap Growth Fund

Mutual Fund Series Trust

Dated as of August 16, 2017	By: /s/ Jerry Szilagyi
Jerry Szilagyi, Trustee